Vote-By-Phone Solicitation Script for
PCM Utilities Growth and Income Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/ Afternoon/ Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for PCM Utilities Growth and Income Fund for which you recently received a proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder or record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposals being represented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the proxy statement.)

Would you like to vote by phone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

Page 10-11 of the statement that you received describes our procedures for voting your shares by telephone.

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are approving
George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, as proxies, with power of substitution, and are authorizing them to represent and vote your shares, at the meeting of shareholders of PCM Utilities Growth and Income Fund, on July 11, 1996, at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, the proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following proposals, for which the Trustees are recommending voting in favor.

Proposal 1

     Approve a new management contract increasing the fees payable to Putnam Investment Management, Inc.?

     How would you like to vote on this proposal?
     Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions:

     You voted:       (For, Against, Abstained from) (list all proposals)

     Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.